Exhibit 99.1

Cash and Equity Performance Awards for 2005

Approved February 14, 2006 by the Board of Directors of Charles & Colvard, Ltd.

Executive	Cash	Stock Options
Robert Thomas	$203,095	26,250
James Braun	$143,620	21,500
Dennis Reed	$141,521	25,750
Earl Hines	$115,277	15,750

In addition, the Board of Directors approved cash bonuses and equity awards for additional management employees totaling $171,020 in cash and covering an aggregate of 15,750 shares of the Company’s common stock.